Exhibit 4.2

                             MODIFICATION AGREEMENT

             THIS AGREEMENT made as of the 31st day of October, 1996, by and between FIRST BANK (N.A.) ("Bank") and BANDO McGLOCKLIN SMALL BUSINESS INVESTMENT CORPORATION, a Wisconsin corporation ("Borrower").


                                R E C I T A L S :

             i. Bank and Borrower are parties to a certain Amended and Restated Loan Agreement dated as of the 28th day of June, 1996 (said Amended and Restated Loan Agreement is hereinafter referred to as the "Loan Agreement"). All capitalized terms not otherwise defined herein shall have the meanings given them in the Loan Agreement.

             ii. Pursuant to the Loan Agreement the Bank agreed to extend to Borrower a revolving Credit Facility of up to $12,500,000.00.

             iii. The availability of the Credit Facility terminates on October 31, 1996, and Borrower has requested that the Bank extend the availability of the Credit Facility to October 31, 1997.

             iv. Bank is willing to agree to the foregoing request of Borrower but only on the terms and conditions hereinafter set forth and in reliance on the warranties and representations of Borrower contained herein.


                              A G R E E M E N T S :

             NOW, THEREFORE, in consideration of the matters stated in the foregoing Recitals and the covenants hereinafter set forth, the parties hereto agree as follows:

             1. To induce Bank to enter into this Agreement, Borrower warrants and represents to Bank as follows:

             A. The Recitals set forth above are each true and correct.

             B. The Loan Agreement is, and as modified herein shall be, valid, binding and enforceable.

             C. Borrower has no defenses, set-offs, claims or rights of recoupment against its obligations to pay to Bank the outstanding balance of the Credit Facility pursuant to the Loan Agreement.

             D.   All of the representations and warranties set forth in
        section 6 of the Loan Agreement are true and correct as though made on the date of this Agreement and as though applicable to this Agreement in the same manner as they were applicable to the Loan Agreement.

             2. The definition of Maturity Date as set forth in section 1 of the Loan Agreement is amended and restated to read in its entirety as follows:

             "Maturity Date shall mean October 31, 1997, or such earlier date on which Bank declares the Note to be immediately due and payable pursuant to section 10 of this Agreement."

             3. The Borrower shall promptly notify Bank upon Borrower's obtaining all necessary Securities & Exchange Commission and shareholder approvals relating to Borrower's desire to (1) deregister its status as a "small business investment company" under the Investment Company Act of 1940, (2) surrender its U.S. Small Business Administration small business investment company license and (3) conduct its operations as a real estate investment trust under Section 856 of the Internal Revenue Code of 1986, as amended, all of which are to be effective as of the close of Borrower's business on December 31, 1996. Bank acknowledges that Borrower is currently in the process of obtaining all such necessary approvals and Bank acknowledges that upon satisfactory review by Bank of all documentation relating to the deregistration of Borrower and the execution of all documentation reasonably deemed necessary by Bank to preserve Bank's rights against Borrower (including, without limitation, documentation relating to any existing interest rate swap agreements), Bank shall not unreasonably withhold its consent, which consent is required under the Loan Agreement, to the transactions described in this paragraph.

             4. All references to the "Lending Agreement" in the Amended and Restated General Security Agreement dated the 28th day of June, 1996, between Borrower and Bank shall be deemed to mean the Loan Agreement as modified and amended by this Agreement.

             5. Except as expressly modified and amended herein, all terms and provisions of the Loan Agreement shall be and remain in full force and effect.

             6. Borrower shall not be entitled to receive any advances under the Credit Facility after October 31, 1996, and this Agreement shall not be effective against or binding upon the Bank unless and until (a) Firstar Bank Milwaukee N.A. and LaSalle National Bank shall have agreed in writing to extend the maturity and availability of their respective Permitted Credit Facilities to October 31, 1997, or a later date, and (b) a copy of such agreement shall have been delivered to the Bank.

             7. Borrower shall, upon demand by Bank, reimburse Bank for all costs and expenses incurred by Bank in connection with this Agreement, including, but not limited to, the reasonable fees of Bank's attorneys.

             8. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

   FIRST BANK (N.A.)                     BANDO McGLOCKLIN SMALL
                                         BUSINESS INVESTMENT
                                         CORPORATION



   By:  ___________________________   By:  _________________________________
        Dennis Bowgren                     George R. Schonath
        Vice President                     Chairman of the Board and
                                              Chief Executive Officer



                                      By:  _________________________________
                                           Jon P. McGlocklin
                                           President